SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the
                   Securities Exchange Act of 1934



Filed by the Registrant  [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate line:
[ ]    Preliminary Proxy Statement
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to Paragraph 240.14a-11(c) or
       Paragraph 240.14a-12

                 UNITED VIDEO SATELLITE GROUP, INC.
-----------------------------------------------------------------------
          (Name of Registrant as Specified in Its Charter)

-----------------------------------------------------------------------

            (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate line):

[X]    No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       1) Title of each class of securities to which transaction applies:

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       2)  Aggregate number of securities to which transaction applies:

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       3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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       4)  Proposed maximum aggregate value of transaction:

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       5)  Total fee paid:

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[ ]    Fee paid previously with preliminary materials.



[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

       1)  Amount Previously Paid:

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       4)  Date Filed:

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                                   1

                  UNITED VIDEO SATELLITE GROUP, INC.
           7140 S. Lewis Avenue, Tulsa, Oklahoma  74136-5422

                     -----------------------------

                Notice of Annual Meeting of Stockholders
                       to be held on May 14, 1997

                      -----------------------------



TO THE STOCKHOLDERS OF UNITED VIDEO SATELLITE GROUP, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of United Video Satellite Group, Inc. (the "Company"), a Delaware corporation, will be held on Wednesday, May 14, 1997, at 10:00 a.m., in Salon E of the Southern Hills Marriott Hotel, 1902 East 71st Street, Tulsa, Oklahoma, for the following purposes:

     1.   To elect a Board of ten directors for the ensuing year.

     2. To approve the Company's Equity Incentive Plan and to approve an amendment to the Equity Incentive Plan to permit the use of the Company's Class A Common Stock to be issued in settlement of stock appreciation rights granted under the Equity Incentive Plan and in settlement of other incentive compensation awards, to permit certain forfeited shares to be used for additional awards, to provide that the Board may appoint a special Board committee to administer the Plan and to make certain other changes.

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

The Board of Directors has fixed the close of business on April 8, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. TO ENSURE YOUR REPRESENTATION AT THE MEETING, HOWEVER, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A POSTAGE PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF THAT STOCKHOLDER HAS RETURNED A PROXY.


                           By Order of the Board of Directors,



                           /s/  Peter C. Boylan
                           ----------------------------------
                           Peter C. Boylan III
                           Executive Vice President and
                           Chief Operating Officer



Tulsa, Oklahoma
April 22, 1997

                   UNITED VIDEO SATELLITE GROUP, INC.
           7140 S. Lewis Avenue, Tulsa, Oklahoma  74136-5422



                           PROXY STATEMENT

General

     The enclosed proxy is solicited by the Board of Directors of United Video Satellite Group, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on Wednesday, May 14, 1997, or at any adjournment or postponement of that meeting, for the purposes set forth in the foregoing Notice of Annual Meeting. This Proxy Statement is being furnished to holders of Class A Common Stock and Class B Common Stock, each $.01 par value per share (collectively "Common Stock"), of the Company. Copies of solicitation material will be furnished to brokers, fiduciaries and custodians to forward to beneficial owners of the Company's Class A Common Stock held in their names. The Company will reimburse brokers and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to such beneficial owners. This Proxy Statement and accompanying proxy will be mailed on or about April 22, 1997 to all stockholders entitled to vote at the meeting. Unless the context otherwise requires, the term "Company" includes the Company and its consolidated subsidiaries.

Annual Report

     The Annual Report to Stockholders covering the Company's fiscal year ended December 31, 1996, including audited financial statements, is enclosed herewith. The Annual Report to Stockholders does not form any part of the material for the solicitation of proxies.

Stockholder Proposals

     Proposals of stockholders that are intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Secretary of the Company not later than December 31, 1997 in order to be included in the proxy statement and proxy relating to the 1998 Annual Meeting.

Voting Rights

     Any stockholder giving a proxy has the power to revoke it any time before it is exercised. It may be revoked by filing with the Secretary of the Company at the principal executive office of the Company, 7140
S. Lewis Avenue, Tulsa, Oklahoma 74136-5422, a written notice of revocation, or a duly executed proxy bearing a later date. It may also be revoked by attendance at the meeting and election to vote in person.

     Only stockholders of record at the close of business on April 8, 1997 are entitled to notice of and to vote at the meeting. At the close of business on April 8, 1997, the record date, the Company had outstanding 24,362,320 shares of Class A Common Stock, par value $.01 per share, and 12,373,294 shares of Class B Common Stock, par value $.01 per share. Each share of Class A Common Stock has one vote and each share of Class B Common Stock has ten votes. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote will be required to ratify or approve a proposal. Directors are elected by a plurality of the shares represented in person or by proxy and entitled to vote. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are not counted for any purpose in determining whether a matter has been approved.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information as of April 8, 1997 regarding ownership of the Company's Common Stock by (1) each person believed by the Company to be the beneficial owner of more than five percent of its outstanding Common Stock; (2) each Director and nominee for Director and by the Chief Executive Officer and each of the other executive officers listed under the "Summary Compensation Table" below ("Named Executive Officers"), and (3) all current executive officers and directors of the Company as a group. Shares of Class B Common Stock are convertible immediately into shares of Class A Common Stock on a one-for-one basis, and accordingly, the holder of the Class B Common Stock is deemed to own beneficially the same number of shares of Class A Common Stock in addition to the number of shares of Class A Common Stock otherwise beneficially owned by it. The table below does not reflect such beneficial ownership of Class A Common Stock.


            COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL
                       OWNERS AND MANAGEMENT


                     Number of Shares     Percent of Class
                    ------------------   ------------------
                                                            Percent of
                      Class      Class      Class   Class   Vote of All
                        A          B          A       B     Outstanding
                      Common     Common     Common  Common     Common
Beneficial Owner      Stock      Stock      Stock   Stock      Stock
----------------     -------    -------    ------- -------  -----------

Tele-Communications,
  Inc. (1)(2)        2,145,466  12,373,294   8.8%   100.0%     85.0%

David P. Beddow (3)      3,000          --    *        --        *

William J. Bresnan
 (3)                     3,000          --    *        --        *

Donne F. Fisher (3)      3,000          --    *        --        *

Paul A. Gould (3)        3,000          --    *        --        *

Camille K. Jayne (3)     3,000          --    *        --        *

Larry E. Romrell (3)     3,000          --    *        --        *

J.C. Sparkman (3)        3,000          --    *        --        *

J. David Wargo  (3)      3,000          --    *        --        *

Lawrence Flinn, Jr.
  (4)(5)            12,573,094          --  51.6%      --       8.5%

Roy L. Bliss
  (5)(6)               775,084          --   3.2%      --        *

Peter C. Boylan
  III (7)              225,122          --    *        --        *

Rick Brattin (8)        42,666          --    *        --        *

Charles Butler Ammann
  (9)                    2,800          --    *        --        *

Craig M. Waggy (9)       2,800          --    *        --        *

All Directors and
  Executive
  Officers as a
  Group (12 persons)
  (10)              12,827,816          --  52.1%      --       8.5%

NOTES:
*    Less than 1%

 (1) The address of Tele-Communications, Inc. ("TCI") is 5619 DTC Parkway, Englewood, Colorado 80111-3000.
 (2) TCI is party to a Stockholder Agreement with the Company providing for certain matters relating to the voting of equity securities of the Company held by it. See "Stockholder Agreement with TCI".
 (3) Includes 3,000 shares of Class A Common Stock subject to options that will become exercisable within 60 days.
 (4) Includes 199,800 shares of Class A Common Stock owned by the Lawrence Flinn, Jr., Charitable Trust of which Mr. Flinn is Trustee. Mr. Flinn disclaims beneficial ownership of such shares.
 (5) The address of Mr. Flinn is 411 West Putnam Avenue, Suite 305, Greenwich, Connecticut 06830. The address of Mr. Bliss is 2868 East 72nd Street, Tulsa, Oklahoma 74136.
 (6) Mr. Bliss resigned from his position as a Director and President and Chief Operating Officer of the Company effective December 3, 1996.
 (7) Includes 190,244 shares of Class A Common Stock subject to presently exercisable options and 30,000 shares of Class A Common Stock subject to options that will become exercisable within 60 days.
 (8) Includes 40,000 shares of Class A Common Stock subject to presently exercisable options.
 (9) Includes 2,800 shares of Class A Common Stock subject to presently exercisable options.
(10) Includes 195,844 shares of Class A Common Stock subject to presently exercisable options and 54,000 shares of Class A Common Stock subject to options that will become exercisable within 60 days.


     Section 16 of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, the "reporting persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based solely upon a review of copies of such reports filed with the Company, and written representations received from the reporting persons, the Company believes that all filings required to be made by the reporting persons for the last fiscal year were made on a timely basis except as follows: Mr. Albert M. Stem, President and Chief Operating Officer of SpaceCom Systems, Inc. and former Vice President of the Company, and Mr. Roy L. Bliss, the former President and Chief Operating Officer of the Company and a former director of the Company, were each late in filing one Form 4, which reported the disposition of shares of Class A Common Stock.

                   PROPOSAL 1 - ELECTION OF DIRECTORS

Directors

     The number of Directors of the Company to be elected at the annual meeting is ten. The Company's Restated Certificate of Incorporation provides that each Director, if elected, will serve on the Board of Directors until the next annual meeting or until his or her earlier death, resignation or removal. Each person nominated for election has agreed to serve, if elected, and management has no reason to believe that any of the ten nominees will be unavailable for service. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the ten nominees. If any of the ten nominees should become unavailable for election due to an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may propose, unless the Board of Directors reduces the number of Directors.


Name                  Age    Principal Occupation Held with the Company
----                  ---    ------------------------------------------

Lawrence Flinn, Jr.   61     Chairman of the Board of Directors and
                               Chief Executive Officer
David P. Beddow       53     President and Director
Peter C. Boylan III   33     Executive Vice President, Chief Operating
                               Officer and Director
William J. Bresnan    63     Director
Donne F. Fisher       58     Director
Paul A. Gould         51     Director
Camille K. Jayne      44     Director
Larry E. Romrell      57     Director
J. C. Sparkman        64     Director
J. David Wargo        43     Director

     Set forth below is a description of the backgrounds of the Directors and nominees for Directors of the Company.

     Lawrence Flinn, Jr. has been the Chairman of the Board of Directors and Chief Executive Officer since he acquired a majority ownership interest in the Company in 1976. Mr. Flinn has been a full-time professional participant in the cable television industry for nearly 30 years. Until recently, Mr. Flinn was the principal owner of two privately held companies that owned cable television systems having over 160,000 subscribers. Mr. Flinn is a director of LodgeNet Entertainment Corporation.

     David P. Beddow was appointed the Company's President in December 1996. Mr. Beddow also currently serves as Senior Vice President of TCI Technology Ventures, Inc. ("TCITV"), a position held since September 1994. He previously served as Vice President of TCI Technology, Inc. from June 1993 to September 1994 and Chief Operating Officer of Primestar Partners, a provider of direct-to-home satellite services, from March 1990 to June 1993. Mr. Beddow is currently a director of TCI Satellite Entertainment, Inc.

     Peter C. Boylan III, was appointed the Company's Chief Operating Officer in December 1996. He joined the Company in October 1994 as Executive Vice President and Chief Financial Officer. Beginning in 1992, Mr. Boylan served with Hallmark Cards, Inc. in its Corporate Development and Strategy Group, focusing primarily on the communications and entertainment industries. From 1986 until he joined Hallmark, Mr. Boylan served as Vice President in the development, acquisitions, portfolio management and investment management areas with LaSalle Partners, a privately held real estate investment management firm.

     William J. Bresnan has served since 1984 as the President of Bresnan Communications, Inc. ("BCI"). BCI is the managing general partner of BCI (USA), L.P., which is the managing general partner of Bresnan Communications Company, a partnership that operates cable systems in the United States. Through its affiliates, Bresnan International Partners (Chile) and Bresnan International Partners (Poland), BCI operates or invests in cable systems overseas. TCI or an affiliate of TCI has an interest in each of the foregoing partnerships. Currently, Mr. Bresnan is a director of Brooks Fiber Properties, Inc.

     Donne F. Fisher was Executive Vice President of TCI from January 1994 to January 1996. On January 1, 1996, Mr. Fisher resigned as Executive Vice President of TCI. Mr. Fisher was Executive Vice President of TCI Communications, Inc. ("TCIC") from December 1991 to October 1994 and was previously Senior Vice President of TCIC since 1982 and Treasurer since 1970. Mr. Fisher is currently a director of TCI, DMX, Inc., and General Communication, Inc.

     Paul A. Gould has been a Managing Director and Executive Vice President of Allen & Company Incorporated for over five years. Currently, Mr. Gould is also serving as a director of TCI, Tele-Communications International, Inc., Choice Hotels International and National Patent Development Corporation.

     Camille K. Jayne has been the Senior Vice President for the Digital TV business unit of TCIC since January 1996. Ms. Jayne was President of BHC Consultants from June 1994 to December 1995 and Senior Director of New Ventures at Ameritech from January 1991 to June 1994. From 1986 until she joined Ameritech, Ms. Jayne was First Vice President of Marketing and Corporate Advertising at Comerica Bank.

     Larry E. Romrell has been an Executive Vice President of TCI since January 1994 and President and Chief Executive Officer of TCITV since September 1994. Mr. Romrell served as TCIC's Senior Vice President from January 1991 to September 1994. Prior to January 1991, Mr. Romrell served as President and Chief Executive Officer of WestMarc Communications, Inc. and its subsidiaries. Currently, Mr. Romrell is a director of General Communication, Inc. and Teleport Communications Group, Inc.

     J. C. Sparkman served as Executive Vice President of TCI from January 1994 through March 1995. Mr. Sparkman retired from TCI in March 1995. Mr. Sparkman also served as Executive Vice President of TCIC from 1987 until October 1994. Mr. Sparkman is a director of DMX, Inc., Texscan Corporation and Shaw Communications, Inc.

     J. David Wargo has been President of Wargo & Company, a private investment company specializing in the communications industry, since January 1993. Mr. Wargo was a Managing Director of The Putnam
Companies from December 1989 to December 1992.

     There are no family relationships among any of the directors and executive officers of the Company.



          Management and the Board of Directors recommend a vote
                            FOR each nominee.

           PROPOSAL 2 - APPROVAL OF EQUITY INCENTIVE PLAN AND
                        AMENDMENTS THERETO.


     The Board of Directors of the Company has adopted an amendment to the Company's Equity Incentive Plan (the "Plan" or the "Equity Incentive Plan") to permit the use of shares of the Company's Class A Common Stock to settle amounts payable to participants in the Equity Incentive Plan upon the exercise of stock appreciation rights or to settle other incentive compensation arrangements with employees, to permit certain shares of Common Stock that are forfeited or used to pay tax withholding or the option exercise price to again be used for the grant of awards under the Plan, to permit the Board of Directors to appoint additional committees to administer portions of the Plan with respect to the grant of awards to certain employees, and to make certain other technical changes to the Plan. The Company's stockholders are being asked to approve the entire Plan, as well as the amendments.

Reasons for the Approval of the Plan and the Amendments

     Under the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), compensation paid to certain Named Executive Officers during a taxable year in excess of $1,000,000 is generally not deductible. There are certain exceptions to this limitation for compensation attributable to stock options and stock appreciation rights if, among other things, the stockholders of the Company have approved the Plan. Although the Plan was originally approved by the stockholders prior to the initial public offering of Common Stock of the Company, the regulations under Section 162(m) of the Code require that the Plan be approved again at this stockholders meeting in order for future grants of stock options and stock appreciation rights to be eligible for the exemption from the deduction limitation. Therefore, the stockholders of the Company are being asked at this time to approve both the Plan and the amendments to the Plan described below.

     Another requirement contained in the regulations under Section 162(m) of the Code that must be satisfied in order to be eligible for the exception to the deduction limitation is that option and stock appreciation rights grants under a plan must be made by a committee composed solely of two or more outside directors who meet certain criteria. Because of the narrow definition of outside directors under the regulations, it may be necessary from time to time to appoint a special committee to administer grants of stock options and stock appreciation rights to individuals who are, or who may be expected to be, Named Executive Officers. Therefore, the Board of Directors has provided in the amendment for the discretion to appoint more than one committee to administer certain aspects of the Plan so that it would be possible to create a special committee for this purpose that would satisfy the requirements of Section 162(m) of the Code.

     The regulations under Section 162(m) of the Code also require that a plan set forth a maximum limit on the number of shares that may be granted to an employee pursuant to stock options or stock appreciation rights. Under the regulations, such limit may be adjusted to reflect certain changes in the corporate structure or outstanding shares of the employer. The Board of Directors has amended the Plan to specify that no more than 800,000 shares of the Company's Class A Common Stock may be granted to any one employee under an option, or under a stock appreciation right, and that such limit will be automatically adjusted to reflect changes in the capital structure of the Company such as stock dividends, recapitalizations, etc.

     The Board of Directors believes that shares of Common Stock that become available under the Plan as a result of certain forfeitures or through the use of shares of Common Stock to pay tax withholding or the option exercise price should be available for future grants under the Plan and has so provided in the amendment. This portion of the amendment is effective as of January 1, 1997 and will allow 342,448 shares of Class A Common Stock that were used to pay the exercise price of stock options since that date to be used for the grant of further awards under the Plan.

     Finally, the amendment will permit the issuance of shares of the Company's Class A Common Stock as payment upon the exercise of a stock appreciation right under the Plan or as payment of other incentive compensation arrangements. At the present time, the Plan requires that all stock appreciation rights be settled in cash. In order to provide greater flexibility to the Committee of the Board of Directors which administers the Plan to make payment upon exercise of stock appreciation rights and to settle other incentive compensation arrangements, the amendment approved by the Board of Directors permits such Committee to make payment for stock appreciation rights either in cash, in shares of the Company's Class A Common Stock, or a combination thereof, and to settle other incentive compensation arrangements through the issuance of Common Stock under the Plan.

     The benefits or amounts that will be received by executive officers and employees under the Plan are not determinable. The
Company granted 518,000 stock options under the Plan in 1996, of which 286,500 were subsequently forfeited.

Description of the Equity Incentive Plan

     The Equity Incentive Plan provides for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock and other stock based incentive compensation. Under the Equity Incentive Plan, the maximum number and kind of shares as to which options, stock appreciation rights, restricted stock or stock units may be granted (subject to adjustment in certain events as described below) is 4,000,000 shares of Class A Common Stock (adjusted for stock splits). Upon the expiration, termination or cancellation (in whole or in part) of unexercised non-qualified or incentive stock options, the shares of Class A Common Stock subject thereto will again be available for option, grant or award under the Equity Incentive Plan. Pursuant to the amendment adopted by the Board of Directors, shares of Class A Common Stock covered by an option, or portion thereof, which are surrendered upon exercise of a stock appreciation right, shares of restricted stock which are subsequently forfeited, shares of stock that are used as payment of the exercise price of an option and shares of stock that are withheld for the payment of taxes will also be available for option or grant under the Equity Incentive Plan. No more than 4,000,000 shares of Class A Common Stock may be issued under the Plan pursuant to incentive stock options.

     The Plan has been administered by the Compensation Committee of the Board of Directors of the Company. Pursuant to the amendment described above, the Board of Directors has the authority to appoint additional Board committees to administer the Plan or to make grants of awards to specified groups of employees. The Board of Directors has appointed a separate Board committee (the "Special Compensation Committee") consisting of Messrs. Fisher and Gould to make grants of awards under, and to administer, the Equity Incentive Plan.

     As of April 1, 1997, up to 50% of the employees of the Company and its subsidiaries may be considered eligible for the grant of awards under the Plan.

     Options, stock appreciation rights, restricted stock and other stock based incentive compensation may be granted by the Special Compensation Committee to eligible employees in such numbers and at such times during the term of the Equity Incentive Plan as the Special Compensation Committee shall determine, except that the maximum number of shares subject to one or more options or, as amended, stock appreciation rights, that can be granted to any employee, in the aggregate, is 800,000 shares of the Class A Common Stock. In granting options, stock appreciation rights, restricted stock and other stock based incentive compensation, the Special Compensation Committee will take into account such factors as it may deem relevant in order to accomplish the Equity Incentive Plan's purposes, including one or more of the following: the extent to which performance goals have been met, the duties of the respective employees and their present and potential contributions to the Company's success.

     All non-qualified options granted under the Equity Incentive Plan will be options which do not meet the requirements of Section 422 of the Code and will be subject to the following terms and conditions: (i) the option price per share will be determined by the Special Compensation Committee but will not in any event be less than 100% of the fair market value of the Class A Common Stock on the date the option is granted, (ii) in no event will any option be exercisable more than ten years after the date the option is granted, and (iii) an option may not be transferred, except that it may be exercised by an optionee's legal representative or heirs. If the optionee's employment is terminated due to disability or death, the option may be exercised to the extent shares were then purchasable (except that the Special Compensation Committee may determine in a specific case that particular limitations shall not apply), but only if exercised by the optionee within one year of the date of such termination (unless the Special Compensation Committee shall provide for a different period at the time the option is granted). If the optionee's employment is terminated by voluntary resignation with the consent of the Special Compensation Committee, the option may be exercised to the extent shares were then purchasable (except that the Special Compensation Committee may determine in a specific case that particular limitations shall not apply), but only if exercised by the optionee within three months of the date of such termination (unless the Special Compensation Committee shall provide for a different period at the time the option is granted). If the optionee's employment is terminated for any other reason, the option will expire immediately unless otherwise specified by the Special Compensation Committee. The Special Compensation Committee, at the time it grants an option, may specify other or additional consequences that would result upon the termination of an optionee's employment with the Company. The Special Compensation Committee will determine, with respect to each option grant, the nature and extent of the restrictions, if any, to be imposed on the shares which may be purchased thereunder.

     At the election of the optionee, all or a portion of the exercise price of the option may be paid by the surrender of previously acquired Class A Common Stock owned by the optionee, subject to certain restrictions. In addition, the Special Compensation Committee may permit the optionee to pay amounts due under applicable withholding tax laws upon exercise of options by authorizing the Company to accept shares of Class A Common Stock.

     The Special Compensation Committee may also grant incentive stock options as defined under Section 422 of the Code. All incentive stock options issued under the Equity Incentive Plan shall be subject to the same terms and conditions as the non-qualified options granted under the Equity Incentive Plan. The aggregate fair market value (determined as of the date the incentive stock option is granted) of the shares of Class A Common Stock, with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year, under the Equity Incentive Plan or any other stock option plan adopted by the Company or any subsidiary or parent, shall not exceed $100,000. In addition, if an incentive option is granted to an employee who owns 10% or more of the total combined voting power of all classes of the Company's common stock, the option price for the option must be at least equal to 110% of the fair market value of the Class A Common Stock on the date of grant of the option and the option must terminate no more than five years from the date of grant.

     The Special Compensation Committee may grant a stock appreciation right either in connection with an option, at the time of grant or by amendment, or separate from an option. Each stock appreciation right shall entitle the holder to receive from the Company, upon exercise, either (i) an amount equal to the excess of the fair market value of Class A Common Stock over the fair market value per share on the date of grant times the number of shares as to which the stock appreciation right is exercised, or (ii) an amount determined on the basis of such other factors as may be specified by the Special Compensation Committee at the time of the grant of the stock appreciation right. If the stock appreciation right was issued in connection with the grant of an option, the number of shares as to which the stock appreciation right is exercised shall reduce, on a share-per-share basis, the number of shares thereafter subject to the option. Pursuant to the amendment approved by the Board of Directors, payment may be made in shares of Class A Common Stock valued at fair market value, or in cash, or partly in shares and partly in cash, as determined by the Special Compensation Committee in its discretion. The Special Compensation Committee may permit the holder to pay amounts due under applicable withholding tax laws upon receipt of shares of Class A Common Stock by authorizing the Company to withhold or accept shares of Class A Common Stock.

     The Special Compensation Committee may also grant shares of restricted stock to an eligible employee. Such shares shall be restricted for such periods as the Special Compensation Committee in its discretion shall determine (the "Restricted Period"), and the Special Compensation Committee may also specify other terms and conditions to the right of an employee to receive the shares without restriction ("Vesting Conditions"). During the Restricted Period and prior to the satisfaction of any Vesting Conditions, the employee shall have the entire beneficial interest in, and all rights and privileges of a stockholder as to, such shares, including the right to vote such shares and, unless the Special Compensation Committee determines otherwise, the right to receive dividends, subject to the following restrictions: (i) the employee shall not be entitled to delivery of the stock certificate until expiration of the Restricted Period and the satisfaction of any Vesting Conditions; (ii) none of the shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any Vesting Conditions; and (iii) all of the shares shall be forfeited and all rights of the participant to such shares shall terminate unless the participant remains in continuous employment of the Company or a subsidiary during the Restricted Period and until any applicable Vesting Conditions have been satisfied, except as provided below. On any termination of employment, the Special Compensation Committee may, in its discretion, permit the participant to retain restricted stock which would otherwise be forfeited. The Special Compensation Committee may permit a participant to pay amounts due under applicable withholding tax laws on lapse of restrictions on restricted stock by authorizing the Company to withhold shares of Class A Common Stock.

     The Special Compensation Committee may also grant other types of stock based incentive compensation to an eligible employee. Such stock based incentive compensation arrangements shall contain such provisions as may be established from time to time by the Special Compensation Committee in its discretion, including vesting requirements, performance requirements, required payments by the employees or otherwise. Pursuant to the amendment adopted by the Board of Directors, the Special Compensation Committee may also grant shares of Common Stock in satisfaction of other incentive compensation arrangements. Upon the satisfaction of the conditions established by the Special Compensation Committee, an employee will be eligible to receive shares of Class A Common Stock.

     In the event of recapitalizations, stock splits, stock dividends, combinations or exchanges of shares, or other changes in the corporate structure or shares of the Company, the Equity Incentive Plan provides that the Special Compensation Committee may make such equitable adjustments as it deems appropriate in the number and kind of shares authorized by the Equity Incentive Plan, in the number of shares that may be issued to individual participants pursuant to options and stock appreciation rights, in the option price and in the number and kind of shares or other securities or property subject to options, stock appreciation rights, awards of restricted stock or other stock based incentive compensation arrangements.

     In the event of certain mergers, consolidations, sales or liquidations involving the Company, the Equity Incentive Plan provides that the Company may make provision for the assumption of outstanding options and other awards under the Equity Incentive Plan by any acquiring company or may provide for the acceleration of exercisability of options and stock appreciation rights and the full vesting of restricted stock and other awards.

     No option, stock appreciation right, restricted stock or other stock based incentive compensation arrangement may be granted pursuant to the Equity Incentive Plan after the tenth anniversary of the date of the Equity Incentive Plan's adoption. The Board of Directors may at any time terminate the Equity Incentive Plan with respect to any shares of Class A Common Stock not at the time subject to an option, stock appreciation right, restricted stock award or other stock based incentive compensation arrangement and may alter or amend the Equity Incentive Plan (including any amendment deemed necessary to ensure that the Company may obtain any required regulatory approval or to ensure that the grant or exercise of options or stock appreciation rights, or the grant or payment of restricted stock or the grant of other stock based compensation arrangements or any other provision of the Equity Incentive Plan complies with Section 16(b) of the Securities Exchange Act of 1934), provided, however, that the approval of the stockholders of the Company is required for any amendment if necessary to satisfy any applicable statutory or regulatory requirement. No change may be made in any award previously granted that would impair the rights of an employee with respect thereto without his or her consent.

Federal Income Tax Consequences of Issuance and Exercise of Options

     Under present federal income tax laws and regulations, the federal income tax consequences to employees and the Company as a result of the grant and exercise of non-qualified stock options and incentive stock options should be as described below.

     Non-Qualified Stock Options. Employees will not have taxable income upon the grant of a non-qualified stock option. Upon the exercise of a non-qualified stock option, the federal income tax consequences to the employee depend upon whether or not the stock issued upon exercise is both non-transferable and subject to a substantial risk of forfeiture. If one or both of the foregoing conditions are not present, the employee will recognize ordinary income (subject to withholding by the Company) at the time of such exercise equal to the excess of the fair market value of the Class A Common Stock on the date of exercise over the option price. If both conditions are present, recognition of income and withholding upon the exercise of a non-qualified stock option will be postponed until the Stock becomes transferable or is no longer subject to a substantial risk of forfeiture unless the employee elects to be taxed upon exercise. At that time, the employee will recognize ordinary income from exercising the option equal to the excess of the then fair market value of the Class A Common Stock over the option price. The employee generally will have a tax basis in the shares of Class A Common Stock received pursuant to the exercise of a non-qualified stock option equal to the fair market value of such shares on the date on which the employee recognizes income.

     Under current rulings, if the employee uses previously held shares of Class A Common Stock in satisfaction of part or all of the exercise price of a non-qualified stock option, no gain will be recognized on the disposition of such previously held shares or on receipt of the equivalent number of shares acquired on exercise. The tax basis (and holding period) of such previously held shares will be allocated to the same number of shares acquired on exercise as the number of previously held shares used to pay the exercise price. The fair market value of any shares of Class A Common Stock received by the employee in excess of the number of shares used to pay the exercise price (less the amount of cash, if any, paid by the employee) will be taxed in accordance with the rules described in the immediately preceding paragraph. The tax basis of such shares will be equal to the fair market value of such shares on the date on which the employee recognizes income, and the holding period for such additional shares will commence on the date of exercise of the option.

     The Company (or a subsidiary) will be entitled to a deduction, for federal income tax purposes, in the same amount as the income that the employee recognizes and in the taxable year in which the employee recognizes the income.

     Incentive Stock Options. Employees will not have taxable income upon the grant of an incentive stock option. Upon the exercise of an incentive stock option, the employee will not have taxable income, provided the employee at all times from the date of the granting of the incentive stock option to a date three months before the date of exercise has been an employee of the Company or a parent or subsidiary. In the case of an employee who is disabled within the meaning of
Section 22(e)(3) of the Code, the three-month period is extended to one year, and in the case of an employee's death, there is no time limit for such tax treatment. However, the excess of the fair market value of the shares of Class A Common Stock purchased over the exercise price (the "spread") will increase the alternative minimum taxable income of the employee, which may cause such employee to incur "alternative minimum tax." The date on which the spread will be determined is generally as follows: (i) in the case of an employee who is not an officer or director of the Company, the date of exercise and (ii) in the case of an employee who is an officer or director of the Company, the date on which a sale of such Class A Common Stock would no longer subject the employee to a claim under Section 16(b) of the Securities Exchange Act of 1934.

     If the employee makes a "disqualifying disposition" of Class A Common Stock acquired pursuant to the exercise of an incentive stock option the employee will recognize ordinary income in the year of the disqualifying distribution equal to the amount by which the fair market value of the option stock at the time of exercise (or, if less, the amount realized on such disposition) exceeds the exercise price. To the extent the amount realized in the disqualifying disposition less the exercise price of the incentive stock option exceeds the amount recognized as ordinary income under the rules in the preceding sentence, such excess would ordinarily constitute a capital gain. If the exercise price exceeds the amount realized in the disqualifying disposition, such excess would ordinarily constitute a capital loss. A disqualifying disposition generally includes a sale, exchange, gift, or transfer of legal title within one year of exercise of the incentive stock option or within two years of grant, whichever is later.

     The Company and its subsidiaries will not be entitled to any federal income tax deductions upon the grant or exercise of an incentive stock option unless the employee makes a disqualifying disposition of the option stock. If an employee makes such a disposition, the Company or a subsidiary will then be entitled to a tax deduction equal to the amount by which the fair market value of the option stock at the time of exercise (or, if less, the amount realized on such disposition) exceeds the option price.

     Tax Code Limitations on Deductibility. Section 162(m) of the Code limits the deductibility, for federal income tax purposes, of compensation paid to certain employees of the Company to $1,000,000 with respect to any such employee during any taxable year of the Company. However, certain exceptions apply to this limitation, including exceptions for compensation paid because of the attainment of certain performance goals. The Company intends that the approval of the Equity Incentive Plan by its stockholders and the description of the Equity Incentive Plan contained herein will satisfy certain of the requirements of the Code and the regulations for the performance based exception with respect to certain awards under the Equity Incentive Plan. The Company generally intends to comply with the requirements of the Code with respect to the grant and payment of performance based awards under the Equity Incentive Plan so as to be eligible for the performance based exception, but it may not be practicable to do so in all cases. Additionally, the Company may, in its sole discretion, determine in one or more cases that it is in the Company's best interests not to satisfy the requirements of the Code for the exemption.





        Management and the Board of Directors recommend a vote
                          FOR this proposal.

Compensation of Directors

     Directors who are not also employees of the Company or its subsidiaries receive a fee of $4,000 per meeting attended in person and a fee of $2,000 per committee meeting attended in person, unless such committee meeting is held on the same day as a meeting of the full Board of Directors. Telephonic meetings of boards and committees are compensable at the rate of $400. Directors who are also employees of the Company or its subsidiaries receive no additional compensation for serving as directors. The Company reimburses all of its directors for reasonable travel and out-of-pocket expenses in connection with their attendance at meetings of the Board of Directors.

     The Company adopted the United Video Satellite Group, Inc. Stock Option Plan for Non-Employee Directors (the "Directors Plan") on March 8, 1996, subject to stockholder approval, which was given on May 15, 1996. The Company has reserved 165,000 shares of Class A Common Stock to be issued pursuant to the exercise of options granted under the Directors Plan. The Directors Plan provided each non-employee director as of May 15, 1996, an option to purchase 15,000 shares of Class A Common Stock. Each non-employee director who is newly elected to the Board of Directors will be granted an option to purchase 15,000 shares of Class A Common Stock if sufficient shares are then available for grant thereunder or, if not, an option to purchase the number of shares then available for grant thereunder. Options granted under the Directors Plan vest at the rate of 20% per year, beginning one year after the date of grant; however, upon a change in control of the Company, as defined in the Directors Plan, the options fully vest.

Committees and Meetings

     The Board of Directors has standing Executive, Audit and
Compensation Committees and has recently established a Special
Compensation Committee.  It does not have a nominating committee.

     The Executive Committee was established to serve as a representative committee of the Board of Directors to transact the ordinary business of the Company when the full membership of the Board of Directors, or a quorum of the Board, cannot reasonably be convened. The Executive Committee currently consists of Messrs. Beddow, Flinn (Chairman) and Romrell.

     The Audit Committee was established to recommend selection of the Company's independent auditors and to review the financial statements and reports of the Company and the reports of the independent auditors. The Audit Committee currently consists of Messrs. Beddow, Boylan, Fisher, Gould and Wargo (Chairman).

     The Compensation Committee was established to make recommendations regarding compensation, including incentive compensation, stock bonus, stock option, and other incentive or stock plans, and previously administered the Company's Equity Incentive Plan. The Compensation Committee also reviews and approves, subject to ratification by the Board of Directors, all compensation to the executive officers. The Compensation Committee currently consists of Messrs. Fisher, Flinn, Gould and Romrell (Chairman).

     The Special Compensation Committee was established to grant awards under the Company's Equity Incentive Plan and to make other compensation awards where necessary in order to comply with the requirements of Section 162(m) of the Code. The Special Compensation Committee currently consists of two members of the Compensation
Committee, Messrs. Fisher and Gould.

     During 1996, the Board of Directors held five meetings. Each Director attended more than 75% of the aggregate number of Board meetings held during the year. The Audit Committee met separately from the Board of Directors three times during 1996, the Compensation
Committee met separately four times and the Executive Committee met separately twice.


Compensation Committee Interlocks and Insider Participation in
Compensation Decisions

     Messrs. H. Arthur Bellows, Jr., Abraham H. Frumkin and James M. Rupp (retired directors) were members of the Compensation Committee through January 25, 1996. Messrs. Beddow, Gould and Romrell served on the Compensation Committee through the remainder of 1996.

     Mr. Beddow was appointed President of the Company effective
December 4, 1996.

     Mr. Romrell is an Executive Vice President of TCI. TCI purchased $8.1 million of video, program promotion and guide services and subscriber management services from the Company during 1996.
Additionally, an affiliate of TCI purchased system integration services from the Company totaling $3.1 million during 1996. The Company purchased $34.1 million of programming from a TCI affiliate and production services from its cable operations during 1996.

     On August 9, 1996, the Company and Liberty Media Corporation ("Liberty") executed an amended and restated agreement under which the Company's Superstar division and Liberty's Netlink division contributed their retail C-band home satellite dish businesses' assets, obligations and operations, effective April 1, 1996, to a new entity owned 50% each by UVSG and Liberty. Liberty is a wholly-owned subsidiary of TCI. The Company has voting control over the venture's operations.


Executive Compensation

     The following Summary Compensation Table sets forth a summary of the compensation paid by the Company during the last three fiscal years ended December 31, 1996, 1995 and 1994, to the Named Executive Officers during the fiscal year ended December 31, 1996. During the last three fiscal years, none of the Named Executive Officers received any restricted stock awards or long-term incentive payouts nor did any of the Named Executive Officers receive any other annual compensation.



                    SUMMARY COMPENSATION TABLE



                                                                   LONG-TERM
                                                                   COMPENSATION
                                       ANNUAL        ANNUAL        AWARDS       ALL OTHER
NAME AND PRINCIPAL                     COMPENSATION  COMPENSATION  OPTIONS      COMPENSATION
POSTION (1)                   YEAR     SALARY(S)     BONUS(S)      SARS(#) (2)  ($) (3)


Lawrence Flinn, Jr.           1996     $646,875      $212,710           --      $35,711
 Chairman of the Board        1995     $568,750      $351,000           --      $49,970
 and Chief Executive Officer  1994     $543,334      $333,000           --      $22,512

Roy L. Bliss (4)              1996     $421,875      $212,710      262,500      $19,736
  Retired President and       1995     $375,000      $351,000           --      $40,446
  Chief Operating Officer     1994     $325,000      $333,000           --      $17,457

Peter  C. Boylan III (5)      1996     $259,721      $212,710      150,000      $21,571
 Executive Vice President     1995     $230,644      $200,000           --      $49,529
 Chief Operating Officer      1994     $ 46,010      $125,000      200,000      $ 8,610

Rick Brattin (6)              1996     $197,899      $ 50,000           --      $13,099
 President Superstar          1995     $172,500      $187,714           --      $18,163
 Satellite Entertainment      1994     $128,750      $203,000      135,744      $ 5,382

Charles Butler Ammann (7)     1996     $166,000      $ 25,000       14,000      $   260
 Senior Vice President and    1995           --            --           --           --
 General Counsel              1994           --            --           --           --

Craig M. Waggy (8)            1996     $ 99,117      $ 46,170       14,000      $ 3,276
 Vice President Finance       1995     $ 51,154      $ 30,000           --      $    17
 and Treasurer                1994           --            --           --           --




(1) The positions shown represent the offices held by such persons at the end of 1996.
(2) All grants for 1996 and 1994 represent stock options to acquire Class A Common Stock under the Company's Equity Incentive Plan, except that Mr. Brattin's 1994 award included 95,744 stock appreciation rights with an initial value of $71,400 applicable to the Company's Superstar Satellite Entertainment division only.
(3) Includes contributions under (i) the Company's SERP and 401(k) Plans and, (ii) the compensation component of term life insurance premiums, respectively as follows for 1996: Mr. Flinn, $32,903 and $2,808; Mr. Bliss, $18,584 and $1,152; Mr. Boylan, $21,355 and
     $216; Mr. Brattin, $12,861 and $238; Mr. Ammann, none and $260; and Mr. Waggy, $3,167 and $109.
(4) Mr. Bliss resigned from his position as a Director and President and Chief Operating Officer of the Company effective December 3, 1996.
(5)  Mr. Boylan joined the Company on October 18, 1994.
(6) Effective December 4, 1996, Mr. Brattin ceased to be an officer of the Company.
(7)  Mr. Ammann joined the Company on January 16, 1996.
(8)  Mr. Waggy joined the Company on June 19, 1995.



     The following table sets forth information about option and stock appreciation right grants.



                     OPTION/SAR GRANTS IN LAST FISCAL YEAR



                                    PERCENT
                                    OF TOTAL                           POTENTIAL REALIZABLE    POTENTIAL REALIZABLE
                                    OPTIONS SARS                       VALUE OF ASSUMED ANNUAL VALUE OF ASSUMED ANNUAL
                                    GRANTED TO   EXERCISE              RATES OF STOCK PRICE    RATES OF STOCK PRICE
                        OPTIONS/    EMPLOYEES    OF BASE               APPRECIATION FOR        APPRECIATION FOR
                        SARS        IN FISCAL    PRICE     EXPIRATION  OPTION TERM -           OPTION TERM -
NAME                    GRANTED(#)  YEAR (1)     ($/SHARE) DATE        5% ($)                  10% ($)


Lawrence Flinn, Jr.          --       --             --          --            --                      --

Roy L. Bliss (2)(3)     262,500     50.7%        $22.75    04-23-06    $3,755,680              $9,517,631

Peter C. Boylan III (2) 150,000     29.0%        $22.75    04-23-06    $2,146,103              $5,438,646

Rick Brattin                 --       --             --          --            --                      --

Charles Butler Ammann    14,000      2.7%        $12.50    01-15-06    $  110,057              $  278,905
(2)

Craig M. Waggy (2)       14,000      2.7%        $12.50    01-15-06    $  110,057              $  278,905



(1) Computation excludes 120,000 options granted under the United Video Satellite Group, Inc. Stock Option Plan for Non-Employee Directors.
(2) Incentive and non-qualified stock options to acquire shares of the Company's Class A Common Stock.
(3) The 1996 option grants to Mr. Bliss were cancelled effective December 3, 1996, the date he resigned from his position as a Director and President and Chief Operating Officer of the Company.



     The following table sets forth information concerning outstanding options and stock appreciation rights held by the Named Executive
Officers at December 31, 1996.




                      AGGREGATED OPTION/SAR EXERCISES
        IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES



                                                    NUMBER OF                   VALUE OF UNEXERCISED IN-
                        SHARES                      UNEXERCISED OPTIONS/SARS    THE-MONEY OPTIONS/SARS
                        ACQUIRED ON   VALUE         AT FISCAL YEAR END (#)      AT FISCAL YEAR END ($)(1)(2)
NAME                    EXERCISE (#)  REALIZED ($)  EXERCISABLE   UNEXERCISABLE EXERCISABLE   UNEXERCISABLE


Lawrence Flinn, Jr.          --            --            --     /         --            --   /         --

Roy L. Bliss                 --            --            --     /         --            --   /         --

Peter C. Boylan III
 Stock Options          9,756         $28,963       190,244     /    150,000    $1,379,269   /         --

Rick Brattin
 Stock Options (3)           --            --        32,000     /     48,000    $  259,360   /   $333,720
 Stock Appreciation
  Rights (4)                 --            --       236,734     /    172,298    $  531,746   /   $281,729

Charles Butler Ammann        --            --            --     /     14,000    $       --   /   $ 70,000
(5)

Craig M. Waggy (5)           --            --            --     /     14,000    $       --   /   $ 70,000





(1) The SARs generally allow the holders to receive payments from the issuer of the SAR upon termination of employment with the Company or its subsidiaries in an amount equal to the increase in value, based upon a formula valuation approach tied to the issuer's EBITDA (earnings before interest, taxes, depreciation and amortization), income before income taxes or net income, as the case may be, between the date the SARs were issued and the employment termination date. The Company has a preference that requires a certain amount of annual growth (generally 8-10%) before the SAR appreciates. Additionally, in certain circumstances, the Company has the ability to retire the SARs. In the event of a material adverse change in the issuing Company's operating condition, the issuing company, in its sole discretion, may elect to use an appraised value instead of the formula value provided in the SARs. The Company believes that a material adverse change has occurred with respect to its Superstar Satellite Entertainment division and has adjusted the value attributed to all SARs of that division to their estimated values.
(2) The value of unexercised in-the-money options is calculated based upon the last reported sales price per share of the Company's Class A Common Stock on the Nasdaq National Market on December 31, 1996 ($17.50), less the exercise price.
(3) Effective January 1, 1997, 8,000 of the unexercisable options shown became vested and, therefore, exercisable.
(4) SARs shown for Mr. Brattin are applicable to the Company's Superstar Satellite Entertainment division only.
(5) Effective January 16, 1997, 2,800 of the unexercisable options shown became vested and, therefore, exercisable.

Compensation Committee Report

     The report of the Compensation Committee of the Board of Directors (the "Compensation Committee") shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     Goals. The Company is committed to providing an executive compensation program that promotes and supports the Company's mission and its stockholder objectives. This commitment requires an executive compensation program that is managed as an investment in the Company's executives. In return, these executives are expected to contribute to the Company's successful financial performance and help provide an above average return to its stockholders. The Company's executive compensation program must also:

     - Align the interests of the executives with those of the Company's stockholders by focusing executives on achieving performance objectives that enhance stockholder value on a continuing basis;

     - Enable the Company to attract, retain and motivate high caliber executives who are among the most skilled, talented and persistent individuals available in a very competitive market place;

     - Inspire executives to innovatively and aggressively pursue individual, team, department and Company goals;

     - Emphasize "pay for performance" by having a significant portion of our executives' total compensation "at risk";

     - Establish a general corporate atmosphere that encourages a willingness to take calculated risks, undertake mutually supportive team efforts and develop leadership to maintain a company that acts quickly and flexibly for the benefit of its customers and stockholders; and

     - Require each executive to own and maintain a meaningful equity interest in the Company and together manage the business from the perspective of a long-term investor and business owner.

     The Company's Executive Compensation Policy is implemented by the Compensation Committee of its Board of Directors.

     The Company has designed its executive compensation program using the above objectives as its foundation. The following describes the three components of this program and how each relates to Company goals.

     Base Salary.   Base compensation for the Chief Executive Officer
and the company's other executive officers in 1996, to the extent not specified by employment agreements, was proposed by the Chief Executive Officer to the Compensation Committee. The Chief Executive Officer arrived at his proposal after consultation with an independent compensation consulting firm who conducted an extensive survey at similar companies, among others. The factors considered by the Chief Executive Officer in determining base compensation were largely based upon the study, but considered the goals stated above. The salary levels proposed were evaluated by the Compensation Committee based upon the study and are intended to be consistent with competitive practices (including companies with comparable market valuations, lines of business and/or revenues) and level of responsibility (with salary increases reflecting competitive and economic trends, the overall financial performance of the Company and the performance of the individual executive). Factors considered in gauging the Company's overall financial performance include the Company's revenues and profits, but market performance of the Company's common stock was not directly considered.

     Annual Bonus. The Company regularly pays cash bonuses to its executive officers. Bonuses for executive officers in 1996 who were responsible for a specific aspect of the Company's operations were based upon the performance of those operations, specifically by the growth in pretax income of the particular subsidiary or division and other factors negotiated with the individual officers. Bonuses for executive officers who had Company-wide responsibility, including the Chief Executive Officer, were allocated from a bonus pool equal to seven percent of the growth in the Company's pretax income (the "Executive Pool"). Once the amount of the bonus pool was established, the Chief Executive Officer and the Chief Operating Officer recommended to the Compensation Committee the distribution of the pool to the various participants. The recommendation, and the Compensation Committee's evaluation, were based upon the attainment of specified goals, the completion of special projects undertaken during the past fiscal year, contribution to strategic acquisitions and alliances and development of new lines of business for the Company in addition to other criteria, mainly subjective.

     Stock Option Plan. Long-term management incentives are intended to be provided by periodically granting stock options to executives. No specific formulas are used in determining stock option grants. Factors taken into account in awarding stock options are generally the same as those used in setting base salaries and in awarding annual bonuses. The number of options previously awarded to and held by executive officers is also reviewed in determining current option grants. During 1996, five executive officers of the Company were granted stock options due to either the performance of the Company or the performance of the specific division of the Company for which the officer is responsible; one executive officer was granted a stock option as a recruiting incentive.

     Stock Retention. The Company requires that all executives retain at least 10% of shares obtained through exercise of stock options. The Company believes all stockholders benefit when the Company is managed with a goal of maximizing the long-term return to stockholders. Stockholder return can only be maximized when executives are stockholders and, therefore, also conduct business in their own best self-interests.

     Other Matters. Provisions of the Internal Revenue Code limit, with certain exceptions, the deductibility by the Company for federal income tax purposes of any Named Executive Officer's annual compensation exceeding $1,000,000. None of the Company's current named executive officers have received otherwise deductible compensation that would be subject to this limit and could do so at current salary levels only in connection with the exercise of stock options or payment of bonuses. The Company generally intends to comply with the requirements of the Code for the available exemption from the $1,000,000 limitation, but it may not be practicable to do so in all cases. Accordingly, the Company may, in its sole discretion, determine in one or more cases that it is in the Company's best interests not to satisfy the requirements of the Code for the exemption.



                                     COMPENSATION COMMITTEE


                                     Donne F. Fisher
                                     Lawrence Flinn, Jr.
                                     Paul A. Gould
                                     Larry E. Romrell

Stock Price Performance Graph

     The stock price performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The graph below compares the cumulative return of the Company's Class A Common Stock against the Total Return Index for the Nasdaq Stock Market (U.S.) and a peer group which is comprised of the Total Return Index for the Nasdaq Telecommunications Stocks, excluding telephone communications companies. The cumulative return depicted is based upon an initial investment of $100 over the period November 19, 1993 through December 31, 1996. The stock price performance on the graph is not necessarily an indicator of future price performance.

     The cumulative return of the Company's Class A Common Stock is based upon its initial public offering price of $8.00, adjusted for stock split, and the last reported sale price of the Class A Common Stock as reported on the Nasdaq National Market System on the last trading day of 1996 ($17.50).



Total Cumulative Shareholder Return Since IPO




            [Performance Graph appears in this space.]



Assumes $100 invested on November 19, 1993 in United Video Satellite Group, Inc. Class A Common Stock, Nasdaq Stock Market (US Companies) Index and Peer Group Index.





-----------------------------------------------------------------------

                    November 19,            December 31,
                    ------------  ----------------------------------
                       1993       1993      1994      1995      1996
                       ----       ----      ----      ----      ----



United Video
 Satellite Group,
 Inc.                  $100       $ 81      $150      $169      $219

Nasdaq Stock Market
 (US Companies)
 Index                 $100       $103      $101      $142      $175

Peer Group Index       $100       $104      $ 87      $111      $ 92

-----------------------------------------------------------------------

Employment Agreements

     The Company has employment agreements with Messrs. Flinn and Boylan. The agreements have terms ending on January 25, 1999, and provide for 1997 base salaries of $698,625 and $284,765 for Messrs. Flinn and Boylan, respectively, with annual increases of 8% in base salary for Mr. Flinn and 12.5% in base salary for Mr. Boylan. Bonuses may be granted from time to time at the discretion of the Compensation Committee. Messrs. Flinn and Boylan have each agreed they will not compete against the Company during the period they are employed by the Company and for three years after termination of the agreement. Employment may be terminated by the Company at any time, with or without cause. If employment is terminated without cause, the terminated individual is entitled to (i) a continuation of certain employee benefits, (ii) a severance payment equal to the amount of the base salary that would have been receivable through the later of the remainder of the agreement's term or one year from the date of termination, and (iii) payment of one-half of the base salary for the balance of the three-year period of the agreement not to compete (unless the terminated individual is employed or engaged as a full-time consultant). If employment is terminated by the Company or if the individual resigns after being assigned to a position of lesser responsibility, in either case within a six-month period after a change of control, the individual is entitled to a continuation of certain employee benefits and a severance payment equal to the amount of their base salary for the remainder of a two-year period following the change in control.

     Mr. Flinn has announced his intention to resign as Chairman of the Board and Chief Executive Officer of the Company during the Spring of 1997 due to health concerns. Mr. Flinn will continue to serve on the Board of Directors, Executive Committee and Compensation Committee and as an advisor to the Company at a reduced salary.

Separation Agreement

     In connection with Mr. Bliss' resignation from his position with the Company, the Company entered into a separation agreement with Mr. Bliss which provides for, among other things, annual payments of $474,609, $533,936 and $215,995 for the years ended December 31, 1997,
1998 and 1999, respectively, and health, dental and disability coverage through January 30, 1999. Pursuant to his Employment Agreement, certain of the payments scheduled to be made during 1999 will be forfeited by Mr. Bliss in the event he commences work as a full-time employee or consultant during that time period. The amounts payable and other benefits due under the term of Mr. Bliss' separation agreement are consistent with but in lieu of any amounts that would have been payable or due arising from his employment or resignation from employment, including payment due under his Employment Agreement.

Stockholder Agreement with TCI

     On January 25, 1996, TCI acquired a controlling interest in the Company from Mr. Flinn, the Company's Chairman and Chief Executive Officer, when the Company merged (the "Merger") with a wholly owned subsidiary of TCI pursuant to an Agreement and Plan of Merger dated as of July 10, 1995, as amended (the "Merger Agreement"), among the Company, TCI and TCI Merger Sub, Inc. In connection with the Merger, the Company and TCI entered into a Stockholder Agreement dated as of January 25, 1996, which currently requires TCI to vote its shares of the Company's equity securities in any general election of directors in favor of the election of Mr. Boylan as a director so long as he is an executive officer of the Company and of Mr. Flinn as a director so long as he owns at least 20% of the then outstanding equity securities of the Company (or lesser amounts in certain circumstances). The Stockholder Agreement in certain circumstances also limits TCI's ability to vote its equity securities of the Company at a stockholders' meeting in favor of certain transactions requiring stockholder approval.

     Pursuant to the terms of the Merger Agreement, holders of the Company's Class A Common Stock had the right to elect to have up to 50% of their shares of Class A Common Stock converted into "Merger Consideration" consisting of one share of TCI's Redeemable Convertible TCI Group Preferred Stock, Series G, par value $.01 per share ("TCI Group Preferred Stock"), and one share of TCI's Redeemable Convertible Liberty Media Group Preferred Stock, Series H, par value $.01 per share ("Liberty Media Group Preferred Stock"). Prior to the Merger, 50% of the then outstanding shares of the Company's Class B Common Stock, all of which were owned by Mr. Flinn, were converted into shares of the Company's Class A Common Stock, and the remaining shares of the Company's Class B Common Stock held by Mr. Flinn, upon consummation of the Merger, each were converted into Merger Consideration consisting of one share of TCI Group Preferred Stock and one share of Liberty Media Group Preferred Stock. As a consequence of the Merger, TCI acquired 2,145,466 shares of the Company's Class A Common Stock and 12,373,294 shares of the Company's Class B Common Stock, which represented approximately 86% of the voting power of all of the Company's outstanding Common Stock.

Certain Transactions

     In 1995, the Company loaned to Mr. Bliss, a total of $443,000 to pay the exercise price of stock options granted to him. The largest aggregate amount outstanding under the demand loan during the fiscal year ended December 31, 1996 was $509,444. Mr. Bliss repaid the full amount of the loan plus accrued interest, at 8% compounded annually, in March 1997.

     TCI purchased $8.1 million of video, program promotion and guide services and subscriber management services from the Company during 1996. Additionally, an affiliate of TCI purchased system integration services from the Company totaling $3.1 million during 1996. The Company purchased $34.1 million of programming from a TCI affiliate and production services from its cable operations during 1996.

     On August 9, 1996, the Company and Liberty Media Corporation ("Liberty") executed an amended and restated agreement under which the Company's Superstar division and Liberty's Netlink division contributed their retail C-band home satellite dish businesses' assets, obligations and operations, effective April 1, 1996, to a new entity owned 50% each by UVSG and Liberty. Liberty is a wholly-owned subsidiary of TCI. The Company has voting control over the venture's operations.

     See also "Compensation Committee Interlocks and Insider
Participation in Compensation Decisions".

Independent Auditors

     The Company's independent auditors for the year ended December 31, 1996 were Ernst & Young LLP. Representatives of Ernst & Young LLP, who are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                            OTHER MATTERS

     The Board of Directors knows of no other business to be presented at the meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote in respect thereof in accordance with their best judgment.

     The Board of Directors encourages you to have your shares voted by signing and returning the enclosed proxy. The fact that you will have returned your proxy in advance will not affect your right to vote in person should you find it possible to attend. However, by signing and returning the proxy, you have assured your representation at the Annual Meeting. Thank you for your cooperation.

                                By Order of the Board of Directors,



                                /s/ Charles Ammann
                                -----------------------------------
                                Charles Butler Ammann
                                Secretary


Tulsa, Oklahoma
April 22, 1997

                       APPENDIX - FORM OF PROXY

                                                  Definitive Copy

PROXY
                             COMMON STOCK
                               (CLASS A)

                    UNITED VIDEO SATELLITE GROUP, INC.





     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                  UNITED VIDEO SATELLITE GROUP, INC.

             Annual Meeting of Shareholders - May 14, 1997


The undersigned hereby appoints David P. Beddow, Peter C. Boylan III and Charles B. Ammann, or any of them, with full power of substitution in each, proxies to vote all stock of the undersigned in United Video Satellite Group, Inc. at the Annual Meeting of Shareholders to be held in Salon E at the Southern Hills Marriott Hotel, 1902 East 71st Street, Tulsa, Oklahoma, on May 14, 1997, at 10:00 a.m., local time, and at any and all adjournments thereof, upon the matter of the election of directors, the proposal referred to in Item 2 of this proxy and any other business that may properly come before the Annual Meeting.

Shares will be voted as specified. IF NO SPECIFICATION IS MADE, SHARES WILL BE VOTED TO ELECT THE DIRECTORS AS PROPOSED. The proxies or substitutes may vote accordingly in their discretion upon any other business that may properly come before this Annual Meeting or any adjournments thereof.


              This Proxy is Continued on the Reverse Side
         Please Sign on the Reverse Side and Return Promptly


    ---     Please mark your
   | X |    vote as in this
    ---     example


1: ELECTION OF DIRECTORS: Nominees: Lawrence Flinn, Jr., Peter C. Boylan III, David P. Beddow, William J. Bresnan, Donne F. Fisher, Paul
A. Gould, Camille K. Jayne, Larry E. Romrell, J. C. Sparkman and J.
David Wargo.

      VOTE FOR        VOTE WITHHELD
      All nominees    from all nominees


       __                __
      |__|              |__|





      To withhold authority to vote for any nominee, write that nominee's name on the space below.




      ----------------------------


2. To ratify and approve the United Video Satellite Group, Inc. Equity Incentive Plan and amendments thereto.


      FOR             AGAINST             ABSTAIN

       __              __                  __
      |__|            |__|                |__|





Please mark, sign, date and return this proxy card promptly.


SIGNATURE                                DATE
           --------------------------          -----------------------

SIGNATURE                                DATE
           --------------------------          -----------------------


NOTE: Please sign this proxy exactly as your name appears hereon, including the title "Executor", "Trustee", etc., if same is indicated. If joint account, each joint owner should sign. If stock is held by a corporation, this proxy should be executed by a proper officer thereof.